EXHIBIT 7

R E P O R T O F C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on September 30, 2014

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	2,209,972
Securities:	5,367
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	457,849
Premises and fixed assets:	8,535
Other real estate owned:	243
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	2,539
Other assets:	62,620
Total Assets:	2,747,125

LIABILITIES	Thousands of Dollars
Deposits	2,148,025
Federal funds purchased and securities sold under agreements to repurchase	97,000
Other borrowed money:	0
Other Liabilities:	68,901
Total Liabilities	2,313,926

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	386,419
Retained Earnings	46,207
Accumulated other comprehensive income	(427)
Total Equity Capital	433,199
Total Liabilities and Equity Capital	2,747,125